Exhibit 99

James V. Pickett
Chairman of the Board
Wendy’s International, Inc.
One Dave Thomas Blvd.
Dublin, OH 43017

April 18, 2008

Mr. Peter W. May
President, Trian Fund Management, L.P.
Vice Chairman, Triarc Companies, Inc.
Vice Chairman, Trian I Acquisition Corp.
280 Park Avenue
New York, New York 10017

Dear Peter:

I have received your letter this morning. Despite our determination to keep the Special Committee’s work confidential, and thus free from the influence of interested parties, I cannot allow further misleading statements to go unaddressed in the public record.

First, in addition to your capacities as President of Trian Fund Management, L.P. (“Trian”) and Vice Chairman of Triarc Companies, Inc. (“Triarc”), it is my assumption that you were also writing in your capacity as Vice Chairman of Trian I Acquisition Corp., a recently formed special purpose acquisition company (the “SPAC”). That is because the proposals you have made, as cited in your letter, variously involve the resources of all these entities, and not disclosing the role of the SPAC leaves our shareholders with a very misleading picture, in my view.

Second, over the nearly nine months since you first publicly announced your interest in buying Wendy’s for up to $41 per share, your private actions and public statements have been inconsistent. Most recently, in your latest public letter this morning, you noted that you had made a proposal “for the combination of Wendy’s and Arby’s”. We believe that is very misleading to our shareholders unless they also know that the value you ascribed to Wendy’s in such proposal was significantly below a level we had previously told you very clearly would be unacceptable. That fact is important to our shareholders’ judgment about the sincerity of your claimed efforts.

You also stated that “neither of the proposals was conditioned on the receipt of third party financing”. I believe that is also a very misleading statement, since the proposal that included cash in fact offered up the cash in the SPAC for the benefit of a Triarc/Wendy’s combination. So far as we can tell, that is financing that is not Trian’s or Triarc’s to offer. Rather, it belongs to the shareholders of the SPAC. I believe our shareholders would consider that a substantial third party financing condition.

Finally, your comment that “our recent proposals were summarily rejected” is also very misleading. Every proposal received by the Special Committee has been given fair and proper consideration. The timing of the rejection of your latest proposals is attributable to their inadequacy and to our strong belief that our shareholders need to have the Special Committee process concluded.

I will limit this public response to the correction of these particular misleading statements. The Special Committee expects to have further announcements regarding the recommendation of its strategic review in the very near future.

Sincerely,

/s/ James V. Pickett

James V. Pickett

Important Information: While Wendy’s does not believe that this communication constitutes solicitation material in respect of its solicitation of proxies in connection with its 2008 Annual Shareholders Meeting, this communication may be deemed to be solicitation material. Wendy’s plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with its 2008 Annual Meeting and advises its security holders to read the Proxy Statement when it becomes available because it will contain important information. Security holders may obtain free copies of the Proxy Statement and other relevant documents (when available) that Wendy’s files with the SEC at the SEC’s website at http://www.sec.gov. The Proxy Statement and these other documents may also be obtained free from Wendy’s by directing a request to its Investor Relations Department.

Wendy’s and its directors and named executive officers may be deemed to be participants in the solicitation of proxies from Wendy’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of these individuals in Wendy’s most recent Annual Report on Form 10-K, and in its proxy statement filed with the SEC on March 12, 2007. To the extent holdings of Wendy’s securities have changed since the amounts printed in such proxy statement, such changes have been reflected in Forms 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.